Exhibit 10.6

ALICO, INC.

MANAGEMENT SECURITY PLANS(S)

TRUST AGREEMENT

ALICO, INC,
MANAGEMENT SECURITY PLAN(S)
TRUST AGREEMENT

This Trust Agreement (the “Trust Agreement”) is made this 24th day of February, 2004 (the “Effective Date”), by and between Alico, Inc., a Florida corporation (the “Company”) and SunTrust Bank, (the “Trustee”) to evidence the trust (the “Trust”) to be established pursuant to the Plan(s), for the benefit of a select group of management or highly compensated employees who contribute materially to the continued growth, development and business success of the Company and those subsidiaries of the Company, if any, that participate in the Plan(s) (collectively, “Subsidiaries,” or singularly, “Subsidiary’).

ARTICLE 1
Definitions

Unless otherwise provided in this Trust Agreement, the capitalized terms in this Trust Agreement shall have the same meaning as under the Plan(s). The following phrases or terms shall have the following indicated meanings, unless otherwise clearly apparent from the context in this Trust Agreement:

1.1	“Administrator” shall mean the party responsible for the administration of the Trust, as described more fully in this Trust Agreement. Prior to a Change in Control, Administrator shall mean the Committee. Upon and after a Change in Control, Administrator shall mean the Trustees, unless within 30 days of the Change in Control (i) the Trustee, in its sole and absolute discretion, does not accept such responsibility; or (ii) the appointment of the Trustee is objected to by the individual who, immediately prior to a Change in Control, was the Company’s Chief Executive Officer, or if not so identified, the Company’s highest ranking officer (the “Ex-CEO”). If the Trustee is not appointed as Administrator pursuant to (i) or (ii) above, the Administrator shall be an independent third party appointed by the Trustee and accepted by the Ex-CEO within 30 days of the time it becomes evident that the Trustee will not be appointed as Administrator. In the event that a party is not appointed as Administrator it accordance with the provisions above, the Administrator shall be the Committee, as constituted prior to a Change in Control:
1.2	“Board” shall mean the board of directors of the Company.
1.3	“Change in Control” shall be deemed to occur if:
(a)	Any “person” (as that term is used in Section 13 and 14(4)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s capital stock entitled to vote in the election of directors;

(b)	During any period of not more than two consecutive years, not including any period prior to the adoption of the Plan(s), individuals who, at the beginning of such period constitute the board of directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), (d) or (e) of this Section 1.3) whose election by the board of directors or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
(c)	The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than fifty percent (50%) of the common stock of the surviving corporation immediately after the consolidation or merger;
(d)	The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or
(e)	The shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a “controlled group of corporations” (as defined in Code Section 1563) in which the Company is a member.
1.4	“Committee” shall mean a committee consisting of the Board or such committee as the Board shall appoint to make certain trust related decisions described in this Trust Agreement.
1.5	“Fund” shall mean the assets held by the Trustee pursuant to the terms of this Trust Agreement and for the purposes of the Plan(s).
1.6	“Plan(s)” shall mean (i) the Management Security Plan, effective August 1, 1990; as it may be amended from time to time, and (ii) any successor executive deferral plans or other arrangements, identified in Exhibit A of this Trust Agreement, that are (a) adopted by the Company within 18 months of the Effective Date of this Trust Agreement, and (b) intended to apply to a select group of management or highly compensated employees, which is comparable to the group identified in the plan or arrangement described in (i) above. The addition of any qualifying successor plans or other arrangements in accordance with this Section 1.6, to Exhibit A of this Trust Agreement shall not constitute or be deemed to be an amendment to this Trust Agreement under Section 15.1 below.

ARTICLE 2
The Trust

2.1	The Trust is intended to be a Grantor Trust, of which the Company is the Grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.
2.2	The Trust hereby established shall be irrevocable.
2.3	Until a Change in Control occurs, the Committee shall direct the Trustee as to the administration of this Trust in accordance with this Trust Agreement.
2.4	The Company hereby deposits with the Trust in trust $100, which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.
2.5	Except as otherwise provided in Section 3.3 and section 6.1, the principal of the Trust, and any earnings thereon, shall be held separate and apart from other, funds of the Company and the Subsidiaries and shall be used exclusively for the uses and purposes of Participants and general creditors of the Company and the Subsidiaries as herein set forth. Participants and their Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan(s) and this Trust Agreement shall be mere unsecured contractual rights of Participants and their Beneficiaries against the Company and the Subsidiaries. Any assets held by the Trust will be subject to the claims of the Company’s and the Subsidiaries’ general creditors under federal and state law in the event that the Company or a Subsidiary becomes Insolvent, as defined in Section 4.1 herein.
2.6	In the event that the Company contributes authorized common shares (without par value), or any other equity securities of the Company, to assist a Subsidiary in meeting the Subsidiary’s benefit obligations to Participants and their Beneficiaries, the property contributed shall be subject to the claims of the general creditors of the Company and the Subsidiary. Any such property not transferred to the Participants of the Subsidiary’s Plan(s), or their Beneficiaries, will revert to the Company upon the termination of this Trust.
2.7	The Company and their Subsidiaries, in their sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Participant or Beneficiary shall have any right to compel additional deposits, The Trustee shall have no duty to collect or enforce payment to it of any contributions or to require that any contributions be made, and shall have no duty to compute any amount to be paid to it nor to determine whether amounts paid comply with the terms of the Plan(s).

2.8	Notwithstanding. any other provision of this Trust Agreement, upon a Change in Control, the Company and the Subsidiaries shall, as soon as possible, but in no event more than thirty (30) days following the effective date of a Change in Control, as defined herein, make an irrevocable contribution to the Trust in an amount that is sufficient to fund the Trust at a level not less than 100% of the amount necessary to pay each Participant or Beneficiary the benefits to which Participants or their Beneficiaries would be entitled pursuant to the terms of the Plan(s) as of the effective date of the Change in Control. At least annually after the occurrence of a Change in Control, the Company and. the Subsidiaries shall make an irrevocable contribution to the Trust in an amount that is sufficient to fund the Trust to pay any remaining benefits to the Participants or Beneficiaries. For purposes of calculating the amount of such deposit required either upon a Change in Control or annually, the Administrator shall determine, in its sole discretion, the amount of the current and projected benefit obligations and the current and projected administrative expenses and shall determine the sufficiency of the value of the existing assets of the Fund.

ARTICLE 3
Distributions

3.1	The discretionary power to interpret the Plan(s), including, but not limited to, the ability to make benefit entitlement determinations, shall be exercised by the Administrator. Any claim for benefits under the Plan(s) shall be considered and reviewed under the procedures set forth in the Plan(s).
3.2	Concurrent with the establishment of this Trust, the Company shall deliver to the Trustee a schedule (the “Schedule”) that indicates the amounts currently payable in respect of each Participant (and his or her Beneficiaries) on a Plan by Plan basis, specifies the form in which such amount is to be paid (as provided for or available under the applicable Plans), and the time of commencement for payment of such amounts if known. The Schedule shall be updated annually by the Company or its designee; provided, however upon a Change it Control and from time to time as is necessary thereafter, the Administrator shall have, full authority and responsibility to deliver a Schedule to the Trustee. The Trustee shall make payments to the Participants and their Beneficiaries in accordance with the Schedule. The Trustee, at the direction of the Committee or, after a Change in Control, on its own volition, may make any distribution required to be made by it hereunder by delivering:
(a)	Its check payable to the person to whom such distribution is to be made, to the person, or, if prior to a Change in Control, to the Company for redelivery to such person; provided that before a Change in Control, the Committee may direct the Trustee to deliver one or more lump sum checks payable to the Company, and the Company shall prepare and deliver individual checks for each Participant or Beneficiary; or

(b)	Its check payable to an insurer for the benefit of such person, to the insurer, or, if prior to a Change in Control, to the Company for redelivery to the insurer; or
(c)	Contracts held on the life of the Participant to whom or with respect to whom the distribution is being made, to the Participant or Beneficiary, or, if prior to a Change in Control, to the Company for redelivery to the person to whom such distribution is to be made; or
(d)	If a distribution is being made, in whole or in part, of other assets, assignments or other appropriate documents or certificates necessary to effect a transfer of title, to the Participant or Beneficiary, or, if prior to a Change in Control, to the Company for redelivery to such person.
3.3	The Company and the Subsidiaries may make payment of benefits directly to Participants or their Beneficiaries as they become due under the terms of the Plan(s). The Company and the Subsidiaries shall notify the Trustee of their decision to make payment of benefits directly prior to the time amounts are payable to Participants or their Beneficiaries. In the event the Company and the Subsidiaries provide such notification to the Trustee in writing at least seven (7) days prior to date on which the Company and Subsidiaries make payment of benefits directly to Participants or their Beneficiaries, the Company and Subsidiaries may also request, in such written notification; a concurrent reimbursement from the Fund equal to the amount paid directly to the Participant or Beneficiaries. Upon the Trustee’s approval of such written notification, the Trustee shall make a reimbursement payment to the Company and/or Subsidiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan(s), the Company and the Subsidiaries shall pay the balance of each such payment as it falls due in accordance with the Plan(s). The Trustee shall notify the Company and the Subsidiaries if principal and earnings are not sufficient to make benefit payments. Nothing in this Agreement shall relieve the Company or the Subsidiaries of their liabilities to pay benefits due under the Plan(s) or fees and expenses of the Trust, except to the extent such liabilities are met by application of assets of the Trust.
3.4	If, for any reason, all or any portion of a Participant’s or a Beneficiary’s benefit under a Plan becomes taxable to the Participant or Beneficiary prior to receipt, the Participant or Beneficiary may petition the Committee before a Change in Control, or may petition the Administrator upon and after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such petition, which grant shall not be unreasonably withheld, an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s or Beneficiary’s unpaid vested benefit under the Plan(s)) shall be distributed by the Trustee. If the petition is granted, the tax liability distribution shall be made as of the first business day of the month that begins at least thirty (30) days after the date when the Participant’s or Beneficiary’s petition is granted. Such a distribution shall reduce, dollar for dollar, the Participant’s or Beneficiary’s benefits otherwise due under the Plan(s).

3.5	Except following a Change in Control, the Trustee shall withhold payments pursuant to a Plan if the Company or a Subsidiary instructs the Trustee to withhold such payments until the Company or Subsidiary determines the proper Beneficiary to receive such payments.

ARTICLE 4
Trustee Responsibility Regarding Payments to the Trust Beneficiary When the Company is Insolvent

4.1	The Trustee shall cease payment of benefits to Participants and their Beneficiaries if the Company or Subsidiary is insolvent. The Company or Subsidiary shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company or Subsidiary is unable to pay its debts as they become due, or (ii) the Company or Subsidiary is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
4.2	At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Company and the Subsidiaries under federal and state law as set forth below.
(a)	The Board and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing that the Company or the Subsidiary is Insolvent. If a person claiming to be a creditor of the Company or the Subsidiary alleges in writing to the Trustee that the Company or Subsidiary has become Insolvent, the Trustee shall determine whether the Company or Subsidiary is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Participants or their Beneficiaries.
(b)	Unless the Trustee has actual knowledge that the Company or Subsidiary is Insolvent, or has received notice from the Company or Subsidiary or a person claiming to be a creditor alleging that the Company or Subsidiary is Insolvent, the Trustee shall have no duty to inquire whether the Company or Subsidiary is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s or Subsidiary’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s or Subsidiary’s solvency. In this regard, the Trustee may rely upon a letter from the Company’s or Subsidiary’s auditors as to the Company’s or Subsidiary’s financial status.

(c)	If at any time the Trustee has determined that the Company or Subsidiary is Insolvent the Trustee shall discontinue payments to Participants or their Beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s or Subsidiary’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Participants or their Beneficiaries to pursue their rights as general creditors of the Company or Subsidiary with respect to benefits due under the Plan(s) or otherwise.
(d)	The Trustee shall resume the payment of benefits to Participants or their Beneficiaries in accordance with Article 3 of this Trust Agreement only after the Trustee has determined that the Company or Subsidiary is not Insolvent (or is no longer Insolvent).
4.3	Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 4.2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants or their Beneficiaries under the terms of the Plan(s) for the period of such discontinuance, plus earnings (if any) on amounts not paid during the period of such discontinuance, less the aggregate amount of any payments made to Participants or their Beneficiaries by the Company or any Subsidiary in lieu of the payments provided for hereunder during any such period of discontinuance. In accordance with the terms and provisions of the Plan(s), prior to a Change in Control, the Committee shall instruct the Trustee as to such amounts, and after a Change in Control, the Administrator shall determine such amounts.

ARTICLE 5
Payments When a Shortfall of the Trust Assets Occurs

5.1	Upon and after a Change in Control, if there are not sufficient assets for the payment of benefits pursuant to Article 2 or Section 4.3 hereof and the Company or a Subsidiary does not otherwise make such payments within a reasonable time after demand from the Administrator, the Trustee shall make payment of benefits from the Trust to the Participants or their Beneficiaries in the same percentage in which all future benefits under the Trust are currently funded at the time of the payment.
5.2	Upon receipt of a contribution from the Company or a Subsidiary necessary to make up for a shortfall in the payments due, the Trustee shall resume payments to all the Participants and Beneficiaries under the Plan(s).

ARTICLE 6
Payments to the Company

6.1	In the event that the Committee, prior to a Change in Control, or the Administrator, after a Change in Control, determines that the Fund exceeds 125% of the current and projected benefit obligations and the current and projected administrative expenses that are to be paid under the Plan(s), the Trustee, at the direction of the Committee, prior to a Change in Control, or the Administrator, after a Change in Control, shall distribute to the Company and the Subsidiaries such excess portion of the Fund.

ARTICLE 7
Investment Authority

7.l	The Trustee shall not be liable in discharging its duties hereunder, including without limitation its duty to invest and reinvest the assets of the Trust, if it acts for the exclusive benefit of the Participants and their Beneficiaries, in good faith and as a prudent person familiar with such matters would act in accomplishing a similar task and in accordance with the terms of this Trust Agreement and any applicable federal or state laws, rules or regulations.
7.2	Subject to investment guidelines agreed to in writing from time to time by the Committee and the Trustee prior to a Change in Control, the Trustee shall have the power in investing and reinvesting the Fund in its sole discretion:
(a)	To invest and reinvest in any readily marketable common and preferred stocks, bonds, notes, debentures (including. convertible stocks and securities but not including any stock or security of the Trustee other than a de minimis amount held in a mutual fund), certificates of deposit or demand or time deposits (including any such deposits with the Trustee) and shares of investment companies and Mutual Funds, without being limited to the classes or property in which the Trustees are authorized to invest by any law or any rule of court of any state and without regard to the proportion any such property may bear to the entire amount of the Fund. Without limitation, the Trustee may invest the Trust in any investment company or, any insurance contract or contracts issued by an insurance company or companies in each case as the Trustee may determine provided that the Trustee may in its sole discretion keep such portion of the Trust in cash or cash balances for such reasonable periods as may from time to time be deemed advisable pending investment or in order to meet contemplated payments of benefits. The Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by the Company or any Subsidiary. All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Participants or Beneficiaries;

(b)	To commingle for investment purposes, upon direction of the Company, all or any portion of the Fund with assets of any other similar trust or trusts established by the Company with the Trustee for the purpose of safeguarding deferred compensation or retirement income benefits of its employees and/or directors;
(c)	To retain any property at any time received by the Trustee;
(d)	To sell or exchange any property held by it at public or private sale, for cash or on credit, to grant and exercise options for the purchase or exchange thereof, to exercise all conversion or subscription rights pertaining to any such property and to enter into any covenant or agreement to purchase any property in the future;
(e)	To participate in any plan of reorganization, consolidation, merger, combination, liquidation or other similar plan relating to property held by it and to consent to or oppose any such plan or any action thereunder or any contract, lease, mortgage, purchase, sale or other action by any person;
(f)	To deposit any property held by it with any protective, reorganization or similar committee, to delegate discretionary power thereto, and to pay part of the expenses and compensation thereof any assessments levied with respect to any such property deposited;
(g)	To extend the time of payment of any obligation held by it;
(h)	To hold uninvested any moneys received by it, without liability for interest thereon, but only in anticipation of payments due for investments, reinvestments, expenses or disbursements;
(i)	To exercise all voting or other rights with respect to any property held by it and to grant proxies, discretionary or otherwise;
(j)	For the purposes of the Trust, to borrow money from others, to issue its promissory note or notes therefor, and to secure the repayment thereof by pledging any property held by it;
(k)	To employ suitable contractors and counsel, who may be counsel to the Company or a Subsidiary or to the Trustee, and to pay their reasonable expenses and compensation from the Fund to the extent not paid by the Company or Subsidiary;

(l)	To register investments in its own name or in the name of a nominee; to hold any investment in bearer form; and to combine certificates representing securities with certificates of the same issue held by it in other fiduciary capacities or to deposit or to arrange for the deposit of such securities with any depository, even though, when so deposited, such securities may be held in the name of the nominee of such depository with other securities deposited therewith by other persons, or to deposit or to arrange for the deposit of any securities issued or guaranteed by the United States government, or any agency or instrumentality thereof, including securities evidenced by book entries rather than by certificates, with the United States Department of the Treasury or a Federal Reserve Bank, even though when so deposited, such securities may not be held separate from securities deposited therein by other persons; provided, however, that no securities held in the Fund shall be deposited with the United States Department of the Treasury or a Federal Reserve Bank or other depository in the same account as any individual property of the Trustee, and provided, further, that the books and records of the Trustee shall at all times show that all such securities are part of the Fund;
(m)	To settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust, respectively, to commence or defend suits or legal proceedings to protect any interest of the Trust, and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal; provided, however, that the Trustee shall not be required to take any such action unless it shall have been indemnified by the Company to its reasonable satisfaction against liability or expenses it might incur therefrom;
(n)	Subject to Article 8, to hold and retain policies of life insurance, annuity contracts, and other property of any kind which policies are contributed to the Trust by the Company or any Subsidiary or are purchased by the Trustee;
(o)	To hold any other class of assets which may be contributed by the Company or any Subsidiary and that is deemed reasonable by the Trustee, unless expressly prohibited herein;
(p)	Generally, to do all acts, whether or not expressly authorized, that the Trustee may deem necessary or desirable for the protection of the Fund.
7.3	Prior to a Change in Control, the Committee shall have the right to direct the Trustee with respect to investments. After a Change in Control, the Administrator shall have the right to direct the Trustee with respect to investments.

7.4	Absent direction from the Committee or the Administrator as described Section 7.3, the Trustee shall direct the management of the Trust assets and shall have all the powers set forth under Section 7.2. In investing the Trust assets, the Trustee shall consider:
(i)	the needs of the Plan(s);
(ii)	the need for matching of the Trust assets with the liabilities of the Plan(s); and
(iii)	the duty of the Trustee to act solely in the best interests of the Participants and their Beneficiaries.
7.5	The Company and/or any Subsidiary shall have the right at any time, and from time to time in its sole discretion, to substitute assets (other than securities issued by the Trustee or the Company or the Subsidiary) of equal fair market value for any asset held by the Trust. This right is exercisable by the Company and/or any Subsidiary in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity. Following a Change in Control, such substitution of assets is subject to the acceptance of the Trustee.

ARTICLE 8
Insurance Contracts

8.1	To the extent that the Trustee is directed by the Company prior to a Change in Control, or by the Administrator after a Change in Control, to invest part or all of the Fund in insurance contracts, the type and amount thereof shall be specified by the Committee or the Administrator, as appropriate. The Trustee shall be under no duty to make inquiry as to the propriety of the type or amount so specified.
8.2	Each insurance contract issued shall provide that the Trustee shall be the owner thereof with the power to exercise all rights, privileges, options and elections granted by or permitted under such contract or under the rules of the insurer. The exercise by the Trustee of any incidents of ownership under any contract shall, prior to a Change in Control, be subject to the direction of the Committee, and after a Change in Control, be subject to the direction of the Administrator.
8.3	The Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against an insurance policy held in the Trust. Despite the foregoing, the Trustee may (i) loan to the Company or any Subsidiary the proceeds of any borrowing against an insurance policy held in Trust or (ii) assign all, or any portion, of a policy to the Company or any Subsidiary if under other provisions of this Trust Agreement the Company or any Subsidiary is entitled to receive assets from the Trust.

8.4	No insurer shall be deemed to be a party to the Trust and an insurer's obligations shall be measured and determined solely by the terms of contracts and other agreements executed by the insurer.

ARTICLE 9
Accumulation of Income

9.1	All income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested within the Trust.

ARTICLE 10
Accounting by the Trustee

10.1	The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Committee and the Trustee. Within sixty (60) days following the close of each calendar year and within sixty (60) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company and Subsidiaries a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.
10.2	The Committee may approve the written account described in the preceding paragraph by a written instrument delivered to the Trustee. In the absence of the Committee’s filing with the Trustee of objections to any such account within ninety (90) days after its receipt, the Committee shall be deemed to have so approved such account. In such case, or upon the written approval by the Committee of any such account, the Trustee shall, to the extent permitted by law, be discharged from all liability to the Company and Subsidiaries for its acts or failures to act described by such account. The foregoing, however, shall not preclude the Trustee from having its accounting settled by a court of competent jurisdiction. The Trustee shall be entitled to hold and to commingle the assets of the Trust in one fund for investment purposes but at the direction of the Committee prior to a Change in Control, or at the direction of the Administrator after a Change in Control, the Trustee shall create one or more sub-accounts.

ARTICLE 11
Responsibility of the Trustee

11.1	The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with likes aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval that is contemplated by, and in conformity with, the terms of a Plan or this Trust and is given in writing by the Committee, or the Administrator, as required pursuant to this Agreement. In the event of a dispute between the Company or Subsidiary and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.
11.2	The Company and Subsidiaries hereby indemnify the Trustee against losses, liabilities, claims, costs and expenses in connection with the administration of the Trust, unless resulting from the negligence or willful misconduct of Trustee. If the Trustee undertakes or defends any litigation arising in connection with this Trust or to protect a Participant’s or Beneficiary’s rights under a Plan, the Company and Subsidiaries agree to indemnify the Trustee against the Trustee’s costs, reasonable expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. The indemnity described in this Section 11.2 shall be provided by the Company and the Subsidiaries.
11.3	The Trustee shall indemnify and hold harmless the Company and the Subsidiaries for any damages or costs (including attorneys’ fees) that may be incurred in the event that the Trustee fails to timely perform its duties as required by this Trust Agreement.
11.4	Prior to a Change in Control, the Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder. Following a Change in Control, the Trustee may select independent legal counsel and may consult with counsel or other experts with respect to its duties and with respect to the rights of Participants or their Beneficiaries under the Plan(s).
11.5	The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder and may rely on any determinations made by such agents and information provided to it by the Company and Subsidiaries.
11.6	The Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein.
11.7	Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

ARTICLE 12
Compensation and Expenses of the Trustee

12.1	The Trustee shall be entitled to reasonable compensation for its services as from time to time agreed upon in writing by the Company and the Trustee. Following a Change in Control, if the Trustee and the Company fail to agree upon reasonable compensation, the Trustee shall be entitled to compensation at a rate equal to the rate charged by the Trustee for similar services rendered by it during the current fiscal year for other trusts similar to this Trust. The Trustee shall be entitled to reimbursement for expenses incurred by it in the performance of its duties as Trustee, including reasonable fees for legal counsel. The Trustee’s compensation and expenses shall be paid by the Company and Subsidiaries. If not so paid, the fees and expenses shall be paid from the Trust.

ARTICLE 13
Resignation and Removal of the Trustee

13.3	Prior to a Change in Control, the Trustee may resign at any time by written notice to the Company, which shall be effective sixty (60) days after receipt of such notice unless the Company and the Trustee agree otherwise. Following a Change in Control, the Trustee may resign only after the appointment of a successor Trustee.
13.2	The Trustee may be removed by the Company on sixty days (60) days notice or upon shorter notice accepted by the Trustee.
13.3	If the Trustee resigns or is removed, and a successor Trustee is not appointed within a reasonable period of time following such resignation or removal, the Trustee shall apply, at the expense of the Company, to a court of competent jurisdiction for the appointment of a successor Trustee or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.
13.4	Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of acceptance of an appointment as trustee by a successor trustee, unless the Company extends the time limit.

ARTICLE 14
Appointment of Successor

14.1	If the Trustee resigns or is removed in accordance with Section 13.1 or 13.2 hereof, the Administrator may appoint, subject to Section 13.3 hereof, a successor trustee in accordance with this Section 14.1. The successor shall be a bank, trust company or similar independent third party that is granted corporate trustee powers under state or federal law. The successor Trustee shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

14.2	The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Articles 9 and 10 hereof. The successor Trustee shall not be responsible for, and the Company and the Subsidiaries shall indemnify and defend the successor Trustee from, any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

ARTICLE 15
Amendment or Termination

15.1	Subject to the limitations set forth in this Section 15.1, this Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan(s) or shall make the Trust revocable. Any amendment, change or modification to this Trust Agreement shall be subject to the following rules:
(a)	General Rule. Subject to Sections 15.1(b), (c) and (d) below, this Trust Agreement may be amended:
(i)	By the Company and the Trustee, provided, however, that if an amendment would in any way reduce the value of the Participants’ benefits under the Plans, a majority of the Participants and Beneficiaries whose benefits would be reduced must consent to the amendment before this Trust Agreement may be so amended; and
(ii)	By the Company and the Trustee as may be necessary to comply with laws which would otherwise render the Trust void, voidable or invalid in whole or in part.
(b)	Limitation. Notwithstanding that an amendment may be permissible under Section 15.1(a) above, this Trust Agreement shall not be amended by an amendment that would:
(i)	Cause any of the assets of the Trust to be used for or diverted to purposes other than for the exclusive benefit of Participants and Beneficiaries as set forth in the Plan(s), or payment of expenses of the Trust, except as is required to satisfy the claims of the Company’s or a Subsidiary’s general creditors or as provided in Section 3.3 and Section 6.1; or
(ii)	Be inconsistent with the terms of any Plan, including the terms of any Plan regarding termination, amendment or modification of the Plan(s); or
(iii)	Change the definition of Administrator or terminate the Administrator.

(c)	Writing and Consent. Any amendment to this Trust Agreement shall be set forth in writing and signed by the Company and the Trustee and, if consent of any Participant or Beneficiary is required under Section 15.1(a)(i), the Participant or Beneficiary whose consent is required. Any amendment may be current, retroactive or prospective, in each case as provided therein.
(d)	The Company and Trustee. In connection with the exercise of the rights under this Section 15.1:
(i)	prior to a Change in Control, the Trustee shall be responsible for determining whether any proposed amendment complies with the terms and conditions set forth in Sections 15.1(a) and 15.1(b) above and may conclusively rely on the directions of the Administrator with respect thereto, unless the Trustee has knowledge of a proposed transaction or transactions that would result in a Change in Control; and
(ii)	after a Change in Control, the power of the Company to amend this Trust Agreement shall cease, and the power to amend that was previously held by the Company shall, instead, be exercised by a majority of the Participants and, if a Participant is dead, his or her Beneficiaries (who collectively shall have one vote among them and shall vote in place of such deceased Participant), with the consent of the Administrator, provided that such amendment otherwise complies with the requirements of Sections 15.1(a), (b) and (c) above.
(e)	Taxation. This Trust Agreement shall not be amended, altered, changed or modified in a manner that would cause the Participants and/or Beneficiaries under any Plan to be taxed on the benefits under any Plan in a year other than the year of actual receipt of benefits.
(f)	Addition of Successor Plan not an Amendment. Notwithstanding the foregoing, the addition of any successor plans or other arrangements in accordance with Section 1.6, to Exhibit A of the Trust Agreement, shall not constitute or be deemed to be an amendment to this Trust Agreement.

15.2	The Trust shall not terminate until the date on which Participants and their Beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan(s) and all of the expenses of the Trust have been paid, and on such date the Trust shall terminate. Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Company and the Subsidiaries; provided, however, any Company common stock remaining in the Trust shall be returned directly to the Company. Such remaining assets shall be paid by the Trustee to the Company and the Subsidiaries in such amounts and in the manner instructed by the Company, whereupon the Trustee shall be released and discharged from all obligations hereunder. From and after the date of termination and until final distribution of the Fund, the Trustee shall continue to have all of the powers provided herein as are necessary or expedient for the orderly liquidation and distribution of the Fund.

ARTICLE 16
Change in Control

16.1	The Administrator shall have the specific authority to determine whether a Change in Control has occurred and shall be required to give the Trustee notice of a Change in Control. The Trustee shall be entitled to rely upon such notice. If the Trustee receives notice of a Change in Control from another source or if a Participant or a Beneficiary requests a determination as to whether a Change in Control has occurred, the Trustee shall make its own independent determination as to whether a Change in Control has occurred.

ARTICLE 17
Miscellaneous

17.1	The Company and the Subsidiaries shall from time to time pay taxes of any and all kinds whatsoever that at any time are lawfully levied or assessed upon or become payable in respect of the Fund, the income or any property forming a part thereof, or any security transaction pertaining thereto. To the extent that any taxes lawfully levied or assessed upon the Fund are not paid by the Company and the Subsidiaries, the Trustee shall have the power to pay such taxes out of the Fund and shall seek reimbursement from the Company and the Subsidiaries. Prior to making any payment, the Trustee may require such releases or other documents from any lawful taxing authority as it shall deem necessary. The Trustee shall contest the validity of taxes in any manner deemed appropriate by the Company or its counsel, but at the Company’s and the Subsidiaries’ expense, and only if it has received an indemnity bond or other security satisfactory to it to pay any such expenses. Prior to a Change in Control, the Trustee (i) shall not be liable for any nonpayment of tax when it distributes an interest hereunder on directions from the Committee, and (ii) shall have no obligation to prepare or file any tax return on behalf of the Fund, any such return being the sole responsibility of the Committee. The Trustee shall cooperate with the Committee in connection with the preparation and filing of any such return. After a Change in Control, the Trustee shall have such duties and obligations.

17.2	All persons dealing with the Trustee are released from inquiring into the decisions or authority of the Trustee and from seeing to the application of any moneys, securities or other property paid or delivered to the Trustee.
17.3	This Trust Agreement shall be binding upon and inure to the benefit of the Company, the Subsidiaries and the Trustee and their respective successors and assigns.
17.4	The Company and the Subsidiaries are the true beneficiaries hereunder in that the payment of benefits, directly or indirectly to or for a Participant or Beneficiary by the Trustee, is in satisfaction of the Company’s and the Subsidiaries liability therefore under the Plan(s). Nothing in this Trust Agreement shall establish any beneficial interest in any person other than the Company and the Subsidiaries.
17.5	This Trust, the Plan(s) and each Participant’s Plan Agreement are part of and constitute a single, integrated employee benefit plan and trust, shall be construed together as the entire agreement between the Company, the Trustee, the Participants and the Beneficiaries with regard to the subject matter thereof, and shall supersede all previous negotiations, agreements and commitments with respect thereto.
17.6	Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.
17.7	The Company hereby represents and warrants that each of the Plan(s) has been established, maintained and administered in material compliance with all applicable laws. The Company hereby indemnifies and agrees to hold the Trustee harmless from all liabilities, including attorney’s fees, relating to or arising out of the establishment, maintenance and administration of the Plan(s). To the extent the Company does not pay any of such liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.
17.8	Benefits payable to participants and their Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
17.9	Except to the extent, if any, preempted by ERISA, this Trust Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to any conflicts of laws principals. Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

IN WITNESS WHEREOF, this Trust Agreement has been executed on behalf of the parties hereto and is effective as of the Effective Date.

TRUSTEE: SUNTRUST BANK

BY:	/s/ David Sharpe
DAVID SHARPE, SENIOR VICE PRESIDENT, TRUST ADMINISTRATOR

THE COMPANY: ALICO, INC., a Florida Corporation

BY:	/s/ Ben Hill Griffin, III
BEN HILL GRIFFIN, III, CHAIRMAN OF THE BOARD AND CEO

TRUSTEE:

EXHIBIT A

PLANS COVERED BY THE TRUST

1.	Management Security Plan, effective August 1, 1990, as it may be amended from time to time

AMENDMENT 1 TO ALICO, INC. MANAGEMENT SECURITY PLAN(S) TRUST AGREEMENT DATED FEBRUARY 24, 2004

This Amendment to Trust Agreement is made this 10th day of January, 2006, by and between Alico, Inc., Florida corporation (the “Company”) and SunTrust Bank (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company desires to amend the Trust Agreement in accordance with the powers granted by the provisions of Section 15.1(a)(i) of the Trust in order to change the percentage threshold in the definition of Change of Control from fifty percent (50%) to sixty percent (60%); and

WHEREAS, the Amendment will not reduce the value of the participants’ benefits under the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1. Section 1.3(a) of Article 1 of the Trust relating to the definition of a “Change of Control” is hereby amended by changing the reference to “fifty percent (50%)” contained therein to “sixty percent (60%)”.

2. Except as set forth above, all provisions of the Trust Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to Trust Agreement the day and year first above written.

ALICO, INC.

SUNTRUST BANK